                ALARIS MEDICAL, INC. AND SUBSIDIARIES               EXHIBIT 11.1
              COMPUTATION OF NET INCOME (LOSS) PER SHARE
             FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997



                                                               THREE MONTHS ENDED MARCH 31,
                                                               ----------------------------
                                                                    1996         1997
                                                                ----------    ---------
  INCOME (LOSS) PER COMMON SHARE ASSUMING NO DILUTION

     Income (loss) before dividends on mandatorily
      redeemable preferred stock . . . . . . . . . . . . . . . . $   859       $(4,315)

     Dividends on mandatorily redeemable preferred stock . . . .    (162)           -
                                                                 -------       -------
     Net income (loss) applicable to common stock. . . . . . . . $   697       $(4,315)
                                                                 -------       -------
                                                                 -------       -------
     Weighted average common shares outstanding (1). . . . . . .  16,461         59,026
                                                                 -------       -------
                                                                 -------       -------
     Net income (loss) per common share assuming no dilution . . $   .04          $(.07)
                                                                 -------       -------
                                                                 -------       -------
  INCOME PER COMMON SHARE ASSUMING FULL DILUTION (2)

     Income before dividends on mandatorily redeemable
      preferred stock . . . . . . . . . . . . . .  . . . . . . . $   859

     Dividends on mandatorily redeemable preferred stock . . . .    (162)
     Add back interest expense, net of taxes, on convertible
       promissory notes  . . . . . . . . . . . . . . . . . . . .     412
                                                                 -------
     Net income applicable to common stock . . . . . . . . . . . $ 1,109
                                                                 -------
                                                                 -------
     Weighted average common shares outstanding prior
       to conversion of convertible promissory notes (1) . . . .  16,461

     Add weighted average shares issued upon conversion
       of convertible promissory notes . . . . . . . . . . . . .  26,089
                                                                 -------
     Weighted average common shares outstanding. . . . . . . . .  42,550
                                                                 -------
                                                                 -------
     Net income per common share assuming full dilution. . . . . $   .03
                                                                 -------
                                                                 -------

(1) INCLUDES THE COMMON STOCK EQUIVALENT OF DILUTIVE OPTIONS OUTSTANDING AT THE END OF EACH PERIOD.

(2) FULLY DILUTED LOSS PER COMMON SHARE IS NOT INCLUDED FOR THE THREE MONTHS ENDED MARCH 31, 1997 AS IT IS ANTI-DILUTIVE.

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